EXHIBIT 5.1

July 3, 2024

Zomedica Corp.

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan

48108

Ladies and Gentlemen:

Re: Zomedica Corp. - Registration Statement on Form S-8

We are Canadian counsel to Zomedica Corp. (the “Corporation”), an Alberta corporation. We are writing in reference to the preparation and filing by the Corporation with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 dated July 3, 2024, pursuant to the United States Securities Act of 1933 (the “Act”) . We understand that the purpose of the Registration Statement is to register an aggregate of 486,249 additional common shares in the capital of the Corporation (“Common Shares”) issuable pursuant to the exercise of stock options (“Options”) granted or to be granted pursuant to the Corporation’s Amended and Restated Stock Option Plan (the “Option Plan”). The aggregate number of Common Shares available for issuance under the Option Plan is subject to an automatic change to equal ten percent of the total number of issued and outstanding Common Shares calculated on a non-diluted basis (the “Evergreen Provision”). We further understand that the aggregate of 486,249 additional Common Shares being registered under the Registration Statement are being made available for issuance under the Option Plan as a result of the Evergreen Provision. The Option Plan was approved by the Corporation’s shareholders on April 21, 2016 and amended and restated by the board of directors of the Corporation (the “Board”) on each of March 13, 2020, June 16, 2020, and June 17, 2022 (the “Board Resolutions”).

For the purposes of this opinion, we have examined:

(a)

a certificate of an officer of the Corporation, dated July 3, 2024, as to certain factual matters related to the Corporation, including but not limited to the approval of the Option Plan by the Board, including the issuance of the Common Shares pursuant to the exercise of Options in accordance with the provisions of the Option Plan and attaching a copy of the Board Resolutions; and

(a)	a copy of the Corporation’s certificate of Amalgamation, Articles of Amalgamation and any amendments thereto;

(b)	a copy of the Corporation’s Amended and Restated By-law No. 1 (2nd Version); and

(c)	a copy of the Option Plan.

We have not reviewed the minute books or, except as described above, any other corporate records of the Corporation.  We have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Corporation, and the authenticity of all signatures on documents that have been examined by us.

Gowling WLG (Canada) LLP Suite 1600, 421 7th Avenue SW Calgary AB T2P 4K9 Canada	T +1 403 298 1000 F +1 403 263 9193 gowlingwlg.com

Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

Our opinion below is expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. The opinion hereinafter expressed is based on such laws in effect on the date hereof.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinion expressed herein, including with regards to the current issued and outstanding Common Shares, Options and other securities of the Corporation, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Corporation and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Option Plan will be duly authorized by the Corporation and will comply with all applicable laws and that any Common Shares issued on the exercise of Options, as the case may be, will be issued in accordance with the terms governing such Options, the Option Plan and the terms of the applicable grant or award.

Based upon and subject to the foregoing, we are of the opinion that the aggregate of 486,249 additional Common Shares reserved by the Corporation for issuance, made available as a result of the Evergreen Provision will, upon the due and valid exercise by the holder of such Options in accordance with the terms of the grant of such Options and the terms of the Option Plan and subject to the receipt by the Corporation of payment in full for each such Common Share to be issued and the issuance of such Common Shares in accordance with the terms governing such Options and the terms of the Option Plan, be validly issued as fully paid and non-assessable Common Shares.

Consent is hereby given to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them we do not undertake to advise the addressee or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion, or consider the applicability or correctness of this opinion to any person other than the addressee.

Page 2

This opinion is delivered exclusively for use in connection with the filing by the Corporation of the Registration Statement, and is not to be used or relied upon for any other reason without our prior written consent.

Yours very truly,

/s/ Gowling WLG (Canada) LLP

Page 3